Selective Insurance Group, Inc. 40 Wantage Avenue Branchville, New Jersey 07890 www.selective.com

For release on Oct. 24, 2006 at 4:15 p.m. EST

Media Contact: Sharon Cooper

973-948-1324, sharon.cooper@selective.com

Investor Contact: Jennifer DiBerardino

973-948-1364, jennifer.diberardino@selective.com

Selective Insurance Group Reports

Third Quarter 2006 Earnings

Net premiums written up 5%

After-tax investment income up 18%

Combined ratios: GAAP: 96.7%; Statutory: 94.9%

Branchville, NJ – Oct. 24, 2006 - Selective Insurance Group, Inc. (NASDAQ: SIGI), today reported its financial results for the third quarter ended Sept. 30, 2006.

Selective Insurance Group Chairman, President and CEO Gregory E. Murphy stated: “We delivered a solid performance across our operation this quarter, as we remained focused on delivering “high-touch” to our agents and customers through strong relationships, and “high-tech” through the ease of seamless automation. This distinctive combination enabled us to outperform A.M. Best’s premium growth estimates for the industry, and we continue to develop a more sophisticated underwriting model that combines the use of enhanced business analytics with ongoing business line improvements.”

Compared to the third quarter of 2005:

•	Net income per diluted share held steady at $1.25; net income decreased 3%, to $38.1 million;
•	Operating income[1] per diluted share increased 3% to $1.17; operating income decreased 1% to $35.5 million;
•	Combined ratios were: GAAP 96.7%, from 95.0%; Statutory 94.9%, from 94.3%;
•	Weather-related catastrophe losses increased to $6.6 million pre-tax, from $0.5 million pre-tax;
•	Investment income increased 18%, after-tax, to $30.1 million;
•	Net premiums written (NPW) increased 5% to $401.4 million:
•	Commercial lines NPW increased 5% to $347.7 million;
•	Personal lines NPW increased 2% to $53.7 million; and
•	Total revenue increased 6% to $450.8 million.

Murphy said: “Selective’s Commercial Lines operation, which represents 86% of total premium, grew 5% during the quarter driven by more than $70 million in new business, up 11% over the same period last year, and steady account retention. Pricing remains competitive, particularly for accounts over $100,000. During the first nine months of 2006, our renewal price increases, including exposure, were up 2.5%. On a pure price basis, renewal pricing was down 1.4%, slightly better than industry-wide pricing declines, according to a Tillinghast price monitoring survey for the first six months of the year.

“Selective’s best-in-class field model and leading technology continue to bring us more opportunities for steady growth in small and mid-sized accounts. Through our Knowledge Management initiative we are now using predictive modeling in some areas to enhance risk selection. Similarly, greater service offerings and automation of our Safety Management program are designed to enhance our competitive position and reduce losses over time, along with the recent redesign and re-contracting of Selective’s managed care services. Importantly, overall pricing remains disciplined with a statutory combined ratio of 94.9% for the quarter, and 94.5% year-to-date. However, we expect the ongoing competitive commercial lines marketplace, coupled with increased catastrophe reinsurance costs and inflationary effects on loss costs, to put increasing pressure on combined ratios going forward.

“After-tax investment income on Selective’s $3.5 billion investment portfolio was up 18% to $30.1 million for the quarter. This double-digit increase reflects: solid operating cash flow; a higher investment asset base, due in part to $96.8 million in proceeds from our $100 million junior subordinated note offering on Sept. 25, 2006; strong returns on our alternative investment portfolio; and the impact of higher interest rates on bond and short-term income. The Diversified Insurance Services segment also performed well, contributing $0.13 in earnings per diluted share for the quarter.”

Murphy added: “During the quarter we repurchased approximately 524,000 shares under Selective’s stock repurchase program for $26.8 million, at an average price per share of $51.21. This program provides us with greater flexibility in our capital structure as we strive to maximize shareholder returns.”

The Board of Directors declared a $0.22 per share quarterly cash dividend on Selective’s common stock, payable on Dec. 1, 2006, to stockholders of record as of Nov. 15, 2006.

For the nine months ended Sept. 30, 2006, Selective’s net income was $120.0 million, or $3.88 per diluted share. Operating income1 was $103.3 million, or $3.35 per diluted share. For the comparable period last year, Selective reported net income of $107.5 million, or $3.41 per diluted share, and operating income of $98.3 million, or $3.12 per diluted share. Selective’s GAAP combined ratio was 95.9% for the first nine months of 2006, compared to 95.4% for the nine-month period ended Sept. 30, 2005. For the same period, the statutory combined ratio was 94.5% in 2006, compared to 94.2% in 2005. Catastrophe losses for the first nine months of 2006 were $14.8 million, pre-tax, compared to $1.7 million, pre-tax, for the comparable period in 2005.

At Sept. 30, 2006, Selective’s consolidated assets reached $4.8 billion; stockholders’ equity was $1.0 billion; and book value per share was up 8% to $36.56, compared to third quarter 2005.

The supplemental investor packet, including financial information that is not part of this press release, is available on the Investors page of Selective’s public website at www.selective.com. Selective’s quarterly analyst conference call will be simulcast at 8:30 a.m. EST, on Oct. 25, 2006, at www.selective.com. The webcast will be available for rebroadcast until the close of business on Nov. 30, 2006.

Selective Insurance Group, Inc., is a holding company for seven property and casualty insurance companies rated “A+” (Superior) by A.M. Best. Through independent agents, the insurance companies offer primary and alternative market insurance for commercial and personal risks, and flood insurance underwritten by the National Flood Insurance Program. Other subsidiaries of the company provide claims, human resources and risk management services. Selective maintains a website at www.selective.com.

In this press release, Selective and its management discuss and make statements based on currently available information regarding their intentions, beliefs, current expectations, and projections regarding Selective’s future operations and performance. Such statements are “forward-looking” statements as that term is defined in the Private Securities Litigation Reform Act of 1995, which provides a safe harbor under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, for forward-looking statements. These forward-looking statements are often identified by words such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “target,” “project,” “intend,” “believe,” “estimate,” “predict,” “potential,” “pro forma,” “seek,” “likely,” or “continue,” or other comparable terminology and their negatives. Selective and its management assume no obligation to update these forward-looking statements due to changes in underlying factors, new information, future developments or otherwise.

Selective and its management caution investors that such forward-looking statements are not guarantees of future performance. Risks and uncertainties are inherent in Selective’s future performance. Factors that could cause Selective’s actual results to differ materially from those indicated by such forward-looking statements, include, among other things, those discussed or identified from time to time in our public filings with the SEC and those associated with:

•	the frequency and severity of catastrophic events, including, but not limited to, hurricanes, tornadoes, windstorms, earthquakes, hail, severe winter weather, fires, explosions and terrorism;
•	adverse economic, market, regulatory, legal or judicial conditions;
•	the concentration of our business in a number of Eastern Region states;
•	the adequacy of our loss reserves and loss expense reserves;
•	the cost and availability of reinsurance;
•	our ability to collect on reinsurance and the solvency of our reinsurers;
•	uncertainties related to insurance premium rate increases and business retention;
•

changes in insurance regulations that impact our ability to write and/or cease writing insurance policies in one or more states, particularly changes in New Jersey automobile insurance laws and regulations;

•	our ability to maintain favorable ratings from rating agencies, including A.M. Best, S&P, Moody’s and Fitch;
•	fluctuations in interest rates and the performance of the financial markets;
•	our entry into new markets and businesses; and
•	other risks and uncertainties we identify in filings with the SEC, including, but not limited to, our Annual Report on Form 10-K.

Selective’s SEC filings can be accessed through the Investors and Corporate Governance sections of Selective’s website, www.selective.com, or through the SEC’s EDGAR Database at www.selective.com (Selective EDGAR CIK No. 0000230557).

Selective Insurance Group, Inc. (Nasdaq: SIGI)*
GAAP Highlights and Reconciliation of Non-GAAP Measures to Comparable
GAAP Measures
(in thousands, except per share data)
3 months ended September 30:	2006	2005
Net premiums written	$401,426	383,402
Net premiums earned	377,572	361,062
Net investment income	38,891	32,755
Diversified insurance services revenue	29,284	26,904
Total revenues	450,786	426,153

Operating income	35,489	35,714
Capital gain, net of tax	2,567	2,846
Income from discontinued operations, net of tax	-	717
Net income	$38,056	39,277

Statutory combined ratio	94.9%	94.3%
GAAP combined ratio	96.7%	95.0%

Operating income per diluted share	$1.17	1.14
Net income per diluted share	1.25	1.25
Weighted average diluted shares	30,830	32,131
Book value per share	$36.56	33.79

9 months ended September 30:	2006	2005
Net premiums written	$1,229,036	1,149,801
Net premiums earned	1,122,484	1,054,254
Net investment income	112,283	97,864
Diversified insurance services revenue	84,111	74,869
Total revenues	1,348,913	1,239,334

Operating income	103,260	98,337
Capital gain, net of tax	16,771	6,198
Income from discontinued operations, net of tax	-	2,425
Cumulative effect of change in accounting principle, net of tax	-	495
Net income	$120,031	107,455

Statutory combined ratio	94.5%	94.2%
GAAP combined ratio	95.9%	95.4%

Operating income per diluted share	$3.35	3.12
Net income per diluted share	3.88	3.41
Weighted average diluted shares	31,407	32,235
Book value per share	$36.56	33.79

*All amounts included in this release exclude inter-company transactions.

_________________

1 Operating income differs from net income by the exclusion of realized gains or losses on investment sales, the results of discontinued operations, and the cumulative effect of change in accounting principle. It is used as an important financial measure by management, analysts and investors, because the realization of investment gains and losses in any given period is largely discretionary as to timing and could distort the analysis of trends; however, it is not intended as a substitute for net income prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). A reconciliation of operating income to net income is provided in the GAAP Highlights and Reconciliation of Non-GAAP Measures to Comparable GAAP Measures. Statutory data is prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners Accounting Practices and Procedures Manual and, therefore, is not reconciled to GAAP.